February 27, 1998

London Fog Industries, Inc.
1332 Londontown Blvd.
Eldersburg, Maryland 21784

Pacific Trail, Inc.
1700 Westlake Avenue North, Suite 200
Seattle, Washington 98109

The Scranton Outlet Corporation
1332 Londontown Blvd.
Elderbsurg, Maryland 21784


     Re:  Amendment No. 1 to Loan and Security Agreement

Gentlemen:

     Reference is made to the Loan and Security Agreement (the "Loan Agreement"), dated as of May 15, 1997, by and among Congress Financial Corporation ("Lender"), London Fog Industries, Inc. ("LFI"), Pacific Trail, Inc. ("PTI") and The Scranton Outlet Corporation ("SCO"; and together with LFI and PTI, collectively, "Borrowers"), together with all other agreements, documents, supplements and instruments now or at any time hereafter executed and/or delivered by Borrowers or any other person, with, to or in favor of Lender in connection therewith (all of the foregoing, together with this Agreement and the other agreements and instruments delivered hereunder, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements"). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

     Borrowers and Guarantors have requested that Lender (a) consent to certain transactions to be effected pursuant to the 1998 Restructuring Agreements (as hereinafter defined), to the extent requiring Lender's consent, (b) permit LFI and the other Borrowers and Guarantors to incur the indebtedness evidenced by the New LFI Subordinated Notes and certain related indebtedness, (c) permit the indebtedness evidenced by the New LFI Subordinated Notes (as hereinafter defined) and certain related indebtedness to be secured by certain assets and properties of Borrowers and Guarantors pursuant to the New LFI Subordinated Note Agreements (as hereinafter defined), (d) increase the Maximum Credit from


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$150,000,000 to  $200,000,000,  (e) increase from  $125,000,000 to $150,000,000, the maximum aggregate amount of Primary Loans in respect of Eligible Inventory and Supplemental B Loans that may at any one time be outstanding, (f) make available to Borrowers Letter of Credit Accommodations in the form of banker's acceptances of up to $10,000,000 at any one time outstanding, (g) increase from $80,000,000 to $90,000,000 the maximum aggregate amount of Letter of Credit Accommodations that may at any one time be outstanding, (h) amend certain covenants and conditions of the Loan Agreement with respect to the amount of outstanding Loans, (i) amend the definition of EBITA, and (j) extend the Renewal Date to April 30, 2001. Lender is willing to do so to the extent and subject to the terms and conditions set forth herein.

     In consideration of the foregoing, the mutual agreements and covenants contained in this Amendment No. 1 to Loan and Security Agreement (this "Amendment"), and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, Borrowers, Guarantors and Lender agree as follows:

          1.   Definitions.

               (a) Additional Definitions. As used herein or in any of the other Financing Agreements, the following terms shall have the respective meanings given to them below, and the Loan Agreement shall be deemed and is hereby amended to include, in addition and not in limitation, each of the following definitions:

                    (i) "Existing Subordinated Lenders" shall mean, individually and collectively, the Subordinated Lenders and The Chase Manhattan Bank, as agent for such lenders, pursuant to the Existing Subordinated Loan Documents, and their respective successors and assigns.

                    (ii) "Existing Subordinated Loan Documents" shall mean, individually and collectively, (A) the Existing LFI Subordinated Notes, (B) the Master Restructuring Agreement dated as of May 31, 1995, the Term Loan Agreement and the Note Agreement, each dated as of May 31, 1995, and the Credit Agreement, dated as of May 20, 1994, each as amended through the date hereof, among the Existing Subordinated Lenders and LFI, and (C) all agreements, documents and instruments related thereto, including, without limitation, all agreements, documents or instruments that evidence the obligations and indebtedness of LFI and its subsidiaries to the Existing Subordinated Lenders or secure or support payment or performance thereof.

                    (iii) "Existing LFI Capital Stock" shall mean, collectively, all Capital Stock (including warrants, options and capital stock issued upon exercise thereof), of LFI



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issued  and  outstanding  immediately  before  the  effectiveness  of  the  1998
Restructuring Agreements.

                    (iv) "Existing LFI Subordinated Notes" shall mean the promissory note(s) issued pursuant to the Term Loan Agreement and the Note
Agreement, each dated as of May 31, 1995, each as amended through the date hereof, among the Existing Subordinated Lenders and LFI, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

                    (v) "LFI Equity Agreements" shall mean, collectively, (A) the Amended and Restated Certificate of Incorporation of LFI, (B) the 1998 Master Restructuring Agreement, (C) the Management Equity Agreements, and (D) all other agreements, documents and instruments related to the issuance of the New LFI Equity, as the same now exist among hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

                    (vi) "LFI Restructuring Merger" shall mean the merger of LFI Merger Corp., a Delaware corporation, with and into LFI, with LFI as the surviving corporation, effected pursuant to the 1998 Master Restructuring Agreement, the Agreement of Merger, dated as of the date hereof, between LFI and LFI Merger Corp., and the Certificate of Merger filed by the Secretary of State of the State of Delaware.

                    (vii) "LFI Subordinated Note Indenture" shall mean the Indenture, dated of even date herewith, between LFI and the LFI Subordinated Note Trustee with respect to the New LFI Subordinated Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

                    (viii) "LFI Subordinated Note Trustee" shall mean IBJ Schroder Bank & Trust Company, a New York banking corporation, as trustee for the benefit of the New Subordinated Debtholders, and its successors and assigns, and any successor or replacement trustee and/or collateral agent appointed pursuant to the terms and conditions of the LFI Subordinated Note Indenture and the instruments and agreements thereunder.

                    (ix) "Management Equity Agreements" shall mean, collectively, (i) the 1998 Stock Option Plan of London Fog Industries, Inc., effective as of the date hereof, and the individual stock option agreements entered into thereunder between LFI and members of LFI's senior management, (ii) the Management Anti-Dilution Warrants issued to recipients of the options issued under the Plan referred to in clause (i), and (iii) the Deferred Compensation Plan of London Fog Industries, Inc., dated as of the date hereof, relating to the Plan and

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agreements  referred to in clause (i), as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

                    (x) "New LFI Equity" shall mean, collectively, all of the Capital Stock (including warrants, options and capital stock issued at any time upon exercise thereof) of LFI issued pursuant to the LFI Equity Agreements, as in effect on the date hereof.

                    (xi) "New LFI Subordinated Note Agreements" shall mean, individually and collectively, (A) the New LFI Subordinated Notes, (B) the LFI Subordinated Note Indenture, (C) all agreements, documents and instruments at any time granting a security interest in or lien upon any property of Borrowers or their subsidiaries as security for all or any part of the indebtedness of LFI evidenced by the New LFI Subordinated Notes and/or the New LFI Subordinated Indenture, or guarantees thereof, or as security for other amounts owed by Borrowers or their subsidiaries to any New Subordinated Debtholder, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

                    (xii) "New LFI Subordinated Notes" shall mean, individually and collectively, the 10% Subordinated Notes due 2003 issued by LFI pursuant to the LFI Subordinated Note Indenture, in the aggregate original principal amount of $100,000,000, including the "Temporary Notes", the "Initial Notes" and any "Exchange Notes" as defined in the LFI Subordinated Note Indenture, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, exchanged, restated or replaced.

                    (xiii) "New Subordinated Debtholders" shall mean, individually and collectively, the LFI Subordinated Note Trustee, the holders from time to time of the New LFI Subordinated Notes, and any other holders of subordinated obligations of LFI and/or its subsidiaries arising out of, under or in connection with the 1998 Restructuring Agreements, and their respective successors and assigns.

                    (xiv) "1998 Master Restructuring Agreement" shall mean the Master Restructuring Agreement, dated as of the date hereof, among LFI, certain of LFI's subsidiaries, the Existing Subordinated Lenders, and certain members of senior management of LFI.

                    (xv) "1998 Intercreditor and Subordination Agreement" shall mean the Intercreditor and Subordination Agreement, dated of even date herewith, between the LFI Subordinated Note Trustee and Lender, as acknowledged by Borrowers and certain Guarantors, as the same now exists or may

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hereafter be amended, modified, supplemented, restated or replaced.

                    (xvi) "1998  Restructuring"  shall mean the restructuring of the indebtedness heretofore evidenced by or arising under the Existing Subordinated Loan Documents, and the recapitalization of LFI, as provided for under the 1998 Restructuring Agreements.

                    (xvii) "1998 Restructuring Agreements" shall mean, collectively, (A) the New LFI Subordinated Note Agreements, (B) the 1998 Master Restructuring Agreement, and (C) the other LFI Equity Agreements, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

                    (xviii) "Securities Laws" shall mean the Securities Act of 1993, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and all rules, regulations and interpretations issued pursuant thereto or in connection therewith, and all State and local statutes, rules and regulations issued in connection therewith or related thereto, as the same now exist or may hereafter be amended, modified, interpreted, recodified or supplemented.

               (b) Amendments to Definitions.

                    (i) EBITA. Section 1.16 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

               "1.16 "EBITA" shall mean, for any measurement period, the Net Income (Loss) for such period, plus (a) to the extent deducted in arriving at Net Income (Loss) for such period, Interest Expense, write-off or amortization of deferred financing costs, provision for Federal, state, local and foreign income taxes, amortization expense, and any non-cash charges or non-cash losses (other than inventory write-downs, but including, without limitation, increases in the amount of multiemployer pension plan liabilities, non-cash loss attributable to changes in accounting principles and non-cash loss on sale or other disposition of assets not in the ordinary course of business (other than non-cash loss on sale or other disposition of inventory), non-cash expenses incurred by LFI under the Management Equity Agreements, and the amount of non-cash restructuring expenses), minus (b) to the extent included in determining Net Income (Loss) for such period, gains attributable to the effect of change in accounting principles adopted by Borrowers, income tax benefit, extraordinary gains and other non-operating

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          income,  such as,  but not  limited  to,  gains from the sale or other disposition of assets other than in the ordinary course of business, or from the sale of shares of Capital Stock, or income or gains from
          forgiveness  or  exchange  of   indebtedness   or  from  reduction  of
          multiemployer   pension   plan   liabilities   or  from   reversal  of
          restructuring or other expenses and any non-cash gains, minus (c) any payments made during such period in respect of multiemployer pension plan liabilities in excess of the amount equal to $500,000 multiplied by the number of fiscal quarters included in such period, plus (d) with respect to the determination of EBITA for any period during or consisting of the fiscal year ending the last Saturday in February 1998, (i) up to an aggregate of $2,000,000 of cash restructuring charges paid during such period relating to the closing of LFI's Baltimore, Maryland manufacturing facility, plus (ii) up to an aggregate amount of $3,750,000 paid in cash during such period by LFI to reimburse The Chase Manhattan Bank for amounts drawn by Messrs. Robert E. Gregory, Jr. and C. William Crain under letters of credit securing payment of certain obligations of LFI to such Persons; in each case under clauses (a), (b) and (d), determined for Borrowers and their subsidiaries for such period, on a consolidated basis in accordance with GAAP."

                    (ii)  Banker's   Acceptances.   Section  1.37  of  the  Loan
Agreement is hereby deleted in its entirety and replaced with the following:

               "1.37 "Letter of Credit Accommodations" shall mean the letters of credit for the purchase of merchandise and banker's acceptances issued with respect to drafts presented under letters of credit for the purchase of merchandise, and merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Lender for the account of any Borrower or, in Lender's discretion, any Obligor or
          (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by a Borrower of its obligations to such issuer."

                    (iii) Maximum Credit. Section 1.39 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

               "1.39 "Maximum Credit" shall mean $200,000,000."

          2. Consents. Notwithstanding anything to the contrary contained in Sections 9.7(a), 9.7(b), 9.7(e), 9.9(d),

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9.10(e) or 9.11 of the Loan  Agreement as in effect  prior to the  effectiveness hereof, and subject to the terms and conditions contained herein, to the extent such consent is or may be required, Lender hereby consents to (i) the LFI Restructuring Merger, and (ii) the issuance and exchange by LFI of the New LFI Subordinated Notes and the New LFI Equity for the Existing LFI Subordinated Notes and the cancellation of the Existing LFI Capital Stock, in each case as provided in the 1998 Restructuring Agreements as in effect on the date hereof.

          3. Supplemental B Loans.

               (a) Section 2.1(a)(iv) of the Loan Agreement is hereby amended by deleting the phrase "calendar years 1998 and 1999," appearing therein and replacing such phrase with the following: "calendar years 1998, 1999 and 2000,".

               (b) Sections 2.1(d)(i) and (ii) of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

               "(i) [Intentionally Omitted];

               (ii) Excess Availability shall have been greater than $15,000,000 for each of at least thirty (30) consecutive days during the period from December 1 of the calendar year ending prior to the request for Supplemental B Loans through and including March 31 of the then-current calendar year."

          4. Sublimit on Primary Loans in respect of Eligible Inventory and Supplemental B Loans. The reference to the amount "$125,000,000" contained in
Section 2.1(e) of the Loan Agreement is hereby deleted and replaced with the following amount: "$150,000,000".

          5. Letter of Credit Accommodation Fees; Availability Reserves for Banker's Acceptances.

               (a) Section 2.2(b) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

               "(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Lender (i) a letter of credit fee at a rate equal to one and one-half (1 1/2%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations, other than banker's acceptances, for the immediately preceding month (or part thereof), (ii) an acceptance fee at a rate equal to three (3%) percent per annum on the daily outstanding balance of Letter of Credit Accommodations consisting of or relating to banker's acceptances for the immediately preceding month (or part thereof), in each case, payable in arrears as of the first day of each succeeding month, except that Borrowers shall pay to Lender such letter of credit fee under clause (i), at Lender's option, without notice, at a rate equal to three and one-half (3 1/2%) percent per annum, and such acceptance fee under clause (ii), at Lender's option, without notice, at a rate equal to five (5%) percent per annum, for (A) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all non-contingent Obligations and cash collateral (or a standby letter of credit in favor of Lender acceptable to Lender in all respects) sufficient to cover all Obligations in respect of outstanding Letter of Credit Accommodations or relating thereto (notwithstanding entry of a judgment against such Borrower) and (B) the period from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing. Such letter of credit and acceptance fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fees shall survive the termination or non-renewal of this Agreement."

               (b) Section 2.2(c) of the Loan Agreement is hereby amended by adding a new sentence as follows immediately prior to the final sentence of such
Section 2.2(c):

          "Notwithstanding anything to the contrary in Section 2.2(c)(i) or (ii) hereof, upon the issuance of a banker's acceptance pursuant to a Letter of Credit Accommodation hereunder, Lender shall establish an Availability Reserve in an amount equal to one hundred (100%) percent of the face amount of such banker's acceptance plus, without duplication, the fees, taxes/duty and other amounts that Lender estimates must be paid in connection with the Inventory purchased under the letter of credit in respect of which a draft has been presented and made the subject of such banker's acceptance."

               (c) The reference to "$80,000,000 appearing at the end of the first sentence in Section 2.2(d) of the Loan Agreement is hereby deleted and replaced with the following:

          "$90,000,000; provided, however, the aggregate amount of all outstanding Letter of Credit Accommodations consisting of or relating to banker's acceptances and any other commitments and obligations made or incurred by Lender in connection therewith, shall not at any time exceed $10,000,000."

          6. Unused Line Fee. The reference to the amount "$110,000,000" contained in Section 3.4 of the Loan Agreement is hereby deleted and replaced with the following amount: "$145,000,000".

          7. Liens. Section 9.8(f) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

               "(f)  subordinated  liens  and  security  interests  of  the  LFI
          Subordinated Note Trustee and/or the other New Subordinated Debtholders securing indebtedness of LFI to the New Subordinated Debtholders to the extent permitted in Section 9.9(d) hereof and subject to the 1998 Intercreditor and Subordination Agreement;"

          8. Indebtedness.

               (a) Effective upon the  effectiveness of the 1998  Restructuring,
Section 9.9(d) of the Loan Agreement shall be deleted in its entirety and replaced with the following:

               "(d) fully subordinated indebtedness of Borrowers to the New Subordinated Debtholders pursuant to the New LFI Subordinated Note Agreements (as in effect on the date of issuance of the New LFI Subordinated Notes) not to exceed the aggregate principal amount of $100,000,000; provided, that, (i) Borrowers may only make payments in respect of such indebtedness in accordance with the terms of the New LFI Subordinated Note Agreements as in effect on February 27, 1998 and provided each such payment is permitted under the 1998 Intercreditor and Subordination Agreement, (ii) Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change in any way adverse to Lender or any Borrower or Obligor, the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrowers shall furnish to Lender all notices or demands in connection with such indebtedness either received by Borrowers or on their behalf, promptly after the receipt thereof, or sent by Borrowers or on their

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          behalf, concurrently with the sending thereof, as the case may be;"

               (b) Effective upon the  effectiveness of the 1998  Restructuring,
Section 9.9 of the Loan Agreement shall be amended by deleting the word "and" appearing at the end of Section 9.9(g), by deleting the period at the end of
Section 9.9(h) and replacing it with "; and" and by adding a new Section 9.9(i) immediately following Section 9.9(h), as follows:

               "(i) indebtedness of LFI to certain employees of LFI pursuant to the Management Equity Agreements as in effect on the date hereof."

          9. Dividends and Redemptions. Effective upon the effectiveness of the 1998 Restructuring, Section 9.11 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

          "9.11 Dividends and Redemptions. No Borrower shall, directly or indirectly, declare or pay any dividends on account of any shares of any class of Capital Stock of any Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock, or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares, or agree to do any of the foregoing, (other than by delivery of a subordinated note evidencing indebtedness permitted under Section 9.9(g) hereof) except that, provided no Event of Default, and no event or state of facts that would, with notice or passage of time or both, constitute an Event of Default, exists or has occurred and is continuing, or would exist or occur after giving effect to such redemption or repurchase or any payment therefor, LFI may, out of legally available funds therefor: (i) redeem and/or repurchase certain shares and options to purchase shares of Capital Stock of LFI owned by certain employees of LFI, pursuant to the exercise of the put options described in Section 9.9(g) hereof ("Management Put Repurchases"), but not to exceed the aggregate amount which, when added to the amounts expended as permitted under clauses
          (ii) and (iii) hereof in a given fiscal year of LFI, does not exceed the amount of $250,000 so expended in such fiscal year, (ii) repurchase fractional shares, or make payments in lieu of issuing fractional shares, of common stock of

          LFI upon the exercise of stock options or warrants issued to employees of LFI to the extent not issued in violation hereof, but not to exceed the amount of $100,000 so expended in any one fiscal year of LFI, and
          (iii) repurchase common stock of LFI in open market transactions involving cash expenditures of not more than $100,000 in any fiscal year of LFI, where such stock is used in such fiscal year to pay directors' fees to outside directors of LFI. Any amount permitted to be paid under clauses (i), (ii) or (iii) and not so used in any fiscal year of LFI may be carried over under the respective clauses to succeeding fiscal years, but in no event may the amounts carried forward from any fiscal year under all such clauses exceed $250,000 in the aggregate, and in no event may the amounts paid under all such clauses in a given fiscal year of LFI, including any amounts carried over from prior years, exceed $500,000 in the aggregate."

          10. Amendments to Cleanup and Excess Availability Provisions.  Section
9.18 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

               "9.18 Excess Availability. For at least thirty (30) consecutive days during the period between December 1 of each calendar year and March 31 of the immediately following calendar year, Borrowers shall maintain Excess Availability of greater than $15,000,000."

          11. Term.

               (a) The first sentence of Section 12.1(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

               "(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page and shall continue in full force and effect for a term ending on April 30, 2001 (the "Renewal Date") and from year to year thereafter, unless sooner terminated pursuant to the terms hereof."

               (b) Subsections 12.1(c)(i) through (iii) of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

                      "Amount                            Period

            (i)    Two (2%) percent                 From the date
                   of Maximum Credit                hereof to and including
                                                    April 30, 1998.

            (ii)   One (1%) percent of              From May 1, 1998 to
                   Maximum Credit                   and including April 30,

                                                    1999.

            (iii)  One (1%) percent of              From May 1, 1999 to
                   the daily average                but not including
                   of outstanding Loans             April 30, 2001."
                   and Letter of Credit
                   Accommodations for
                   the twelve (12)
                   months immediately
                   preceding the effective
                   date of termination.


          12. Amendment to Schedule 8.4 to Loan Agreement. Effective upon the effectiveness of the 1998 Restructuring, Schedule 8.4 to the Loan Agreement shall be deemed amended by replacing the references to "Chemical Bank" with "IBJ Schroder Bank & Trust Company, as Trustee".

          13. Line Increase Fee. In addition to all other fees, charges, interest and expenses payable by Borrowers to Lender hereunder and under the other Financing Agreements, Borrowers shall pay to Lender a fee in respect of the increase in the Maximum Credit provided for hereunder. Such fee shall be in the amount of $375,000, which amount is fully earned as of the date hereof, of which $125,000 is payable on the date hereof, $125,000 is payable on May 15, 1998, and $125,000 is payable on May 15, 1999; provided, that the installments payable on May 15, 1998 and May 15, 1999 shall, at Lender's option, become immediately due and payable upon or at any time after an Event of Default or any termination or non-renewal hereof. Each portion or installment of such fee, when payable as provided in this Section 13, may be charged directly to Borrowers' loan account maintained by Lender.

          14. Amendment Fee. In addition to all other fees, charges, interest and expenses payable by Borrowers to Lender hereunder and under the other Financing Agreements, Borrowers shall pay to Lender a fee for entering into this Amendment in the amount of $125,000, which amount is fully earned and payable as of the date hereof and may be charged directly to Borrowers' loan account maintained by Lender.

          15. Additional Event of Default. Without in any way limiting the events or conditions constituting Events of Default as set forth in Section 10 of the Loan Agreement, any default under any of the 1998 Restructuring Agreements that is not cured or waived within any applicable grace or cure period thereunder shall constitute an Event of Default under the Loan Agreement and other Financing Agreements.

          16. Representations, Warranties and Covenants. In addition to the continuing representations, warranties and covenants heretofore or hereafter made by Borrowers or Guarantors to Lender pursuant to the other Financing Agreements, Borrowers and Guarantors hereby represent, warrant and covenant with and to Lenders as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof and shall be incorporated into and made a part of the Financing Agreements):

               (a) The 1998 Restructuring Agreements and the transactions contemplated thereunder have, contemporaneously herewith, been duly executed, delivered and performed in accordance with their terms by the respective parties thereto in all respects, including the fulfillment (not merely the waiver) of all conditions precedent set forth therein.

               (b) The New LFI Subordinated Notes have, contemporaneously herewith, been duly authorized, issued and delivered by LFI and all agreements, documents and instruments related thereto, including, but not limited to, the LFI Subordinated Note Indenture, have, contemporaneously herewith, been duly authorized, executed and delivered and the transactions contemplated thereunder performed in accordance with their terms by the respective parties thereto in all respects, including the fulfillment (not merely the waiver) of all conditions precedent set forth herein.

               (c) All of the Existing LFI Subordinated Notes have, contemporaneously herewith, been deemed cancelled in accordance with the terms of the 1998 Restructuring Agreements, and all security interests in, and mortgages and liens upon, any of the assets of Borrowers or any Guarantor heretofore securing all or any part of the indebtedness or obligations evidenced by or arising under the Existing Subordinated Loan Documents have, contemporaneously herewith, been (i) amended and restated pursuant to the 1998 Restructuring Agreements, so as to be solely in favor of the LFI Subordinated Note Trustee for the benefit of the New Subordinated Debtholders, and (ii) made, together with all security interests, mortgages and liens securing any obligations and indebtedness arising out of, under or in connection with the New LFI Subordinated Note Agreements or any of the other 1998 Restructuring Agreements, and the indebtedness and obligations at any time secured thereby, expressly subject and subordinate to the security interests, mortgages and liens held by Lender and subject and subordinate to the other rights and remedies of Lender (including Lender's rights to prior payment of the Obligations) pursuant to the 1998 Intercreditor and Subordination Agreement.

               (d) All of the issued and outstanding Existing LFI Capital Stock has, contemporaneously herewith, been cancelled, retired and converted in accordance with the terms of the LFI

Equity Agreements and the other 1998 Restructuring Agreements (except for certain options to acquire common stock of LFI held by employees of LFI on the date hereof), and all of the shares of the New LFI Capital Stock have been or, in the case of shares issuable upon the exercise of options or warrants, when issued will be, duly authorized, validly issued and fully paid and non-assessable. All of the shareholders of LFI who own of record, or, to the best of LFI's knowledge, directly or indirectly beneficially own, ten (10%) percent or more of the issued and outstanding shares of the New LFI Capital Stock are listed, and their percentage ownership of record and, to the best of LFI's knowledge, beneficial ownership, is set forth next to such shareholder's name, on Exhibit A attached hereto.

               (e) All actions and proceedings required by the LFI 1998 Restructuring Agreements, applicable law and regulation have been taken and the transactions required thereunder have, contemporaneously herewith, been duly and validly taken and consummated.

               (f) No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of any of the transactions described in the 1998 Restructuring Agreements, and no governmental action or proceeding has been threatened or commenced seeking any injunction, restraining order or other order which seeks to void or otherwise modify the 1998 Restructuring or any provision of the 1998 Restructuring Agreements.

               (g) Borrowers and Guarantors have delivered, or caused to be delivered, to Lender true, correct and complete copies of the 1998 Restructuring Agreements.

               (h) Neither the execution and delivery of the 1998 Restructuring Agreements and the instruments and documents to be delivered pursuant thereto, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof, (i) has violated or will violate any Securities Laws or any other law or regulation or any order or decree of any court or governmental instrumentality in any respect or (ii) does or will conflict with or result in the breach of, or constitute a default in any respect under, any indenture, mortgage, deed of trust, agreement or instrument to which any Borrower or Guarantor is a party or may be bound, or (iii) result in the creation or imposition of any lien, charge or encumbrance upon any of the property of Borrowers or Guarantors, except as specifically permitted hereunder or under the other Financing Agreements, or (iv) does or shall violate any provision of the Certificate of Incorporation or By-Laws of LFI or any other Borrower or any Guarantor.

               (i) LFI Merger Corp. was incorporated under the laws of the State of Delaware on February 13, 1998 and immediately prior to the LFI Restructuring Merger shall own no assets (except for the preferred stock and common stock of LFI contributed to LFI Merger Corp. by the holders thereof), and shall have no liabilities, and shall have engaged in no business or transaction, except becoming party to the 1998 Restructuring Merger.

               (j) The 1998 Restructuring will not result in any material current cash tax liability of LFI or its subsidiaries to the United States Internal Revenue Service, except for liabilities pursuant to the alternative minimum tax.

               (k) No Event of Default exists on the date of this Amendment (after giving effect to the consents under, and amendments to the Loan Agreement provided in, this Amendment).

               (l) This Amendment has been duly authorized, executed and delivered by Borrowers and Guarantors, and the agreements and obligations of Borrowers and Guarantors contained herein constitute legal, valid and binding obligations of Borrowers and Guarantors enforceable against Borrowers and Guarantors in accordance with their respective terms.

          17. Conditions Precedent. The effectiveness of the consents and amendments set forth herein shall be subject to the receipt by Lender of each of the following, in form and substance satisfactory to Lender:

               (a) an original of this Amendment, duly authorized, executed and delivered by Borrowers and Guarantors;

               (b) an original of the 1998 Intercreditor and Subordination Agreement, between the LFI Subordinated Note Trustee and Lender, as acknowledged by Borrowers and the Guarantors parties thereto, duly authorized, executed and delivered by the LFI Subordinated Note Trustee, Borrowers and such Guarantors;

               (c) all requisite corporate action and proceedings in connection with this Amendment and the documents and instruments to be delivered hereunder shall be in form and substance satisfactory to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

               (d)  a   pro-forma   consolidated   balance   sheet  of  LFI  and
subsidiaries, dated as of January 31, 1998, prepared so as to give pro-forma effect to the consummation of the 1998

Restructuring, accompanied by an officer's certificate dated as of the date hereof, certified by the chief financial officer at LFI;

               (e) evidence that the Certificate of Merger with respect to the LFI Restructuring Merger and the Amended and Restated Certificate of Incorporation of LFI have been filed by the Secretary of State of the State of Delaware;

               (f) opinion letters of counsel to Borrowers and Guarantors with respect to the 1998 Restructuring Agreements and this Amendment, and such other matters as Lender may request; and

               (g) after giving effect to the consents under, and amendments to the Loan Agreement provided in, this Amendment, no Event of Default shall exist or have occurred and no event or condition shall have occurred or exist which with notice or passage of time or both would constitute an Event of Default.

          18. Effect of this Amendment. This Amendment and the instruments and agreements delivered pursuant hereto constitute the entire agreement of the parties with respect to the subject matter hereof and thereof, and supersede all prior oral or written communications, memoranda, proposals, negotiations, discussions, term sheets and commitments with respect to the subject matter hereof and thereof. Except for the specific amendments and consents expressly set forth herein, no other changes or modifications to or consents under the Financing Agreements, and no waivers of any provisions thereof are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment shall control. The Loan Agreement and this Amendment shall be read and construed as one agreement.

          19. Further Assurances. Borrowers shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Lender to effectuate the provisions and purposes of this Amendment.

          20. Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of New York (without giving effect to principles of conflicts of law).

          21. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

          22. Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this

Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

     Please sign in the space provided below and return a counterpart of this Amendment, whereupon this Amendment, as so agreed to and accepted, shall become a binding agreement among Borrowers, Guarantors and Lender.

                                                     Very truly yours,

                                                  CONGRESS FINANCIAL CORPORATION

                                                  By:
                                                     ---------------------------

                                                  Title:
                                                        ------------------------

AGREED AND ACCEPTED:

LONDON FOG INDUSTRIES, INC.

By:
   ---------------------------

Title:
      ------------------------

PACIFIC TRAIL, INC.

By:
   ---------------------------

Title:
      ------------------------

THE SCRANTON OUTLET CORPORATION

By:
   ---------------------------

Title:
      ------------------------

CONSENTED TO:

PTI HOLDING CORP.

By:
   ---------------------------

Title:
      ------------------------


                       [SIGNATURES CONTINUE ON NEXT PAGE]

                    [SIGNATURES CONTINUED FROM PREVIOUS PAGE]


PTI TOP COMPANY, INC.

By:
   ---------------------------

Title:
      ------------------------

STAR SPORTSWEAR MANUFACTURING CORP.

By:
   ---------------------------

Title:
      ------------------------

MATTHEW MANUFACTURING CO., INC.

By:
   ---------------------------

Title:
      ------------------------

WASHINGTON HOLDING COMPANY

By:
   ---------------------------

Title:
      ------------------------

CLIPPER MIST, INC.

By:
   ---------------------------

Title:
      ------------------------

LONDON FOG SPORTSWEAR, INC.

By:
   ---------------------------

Title:
      ------------------------

THE MOUNGER CORPORATION

By:
   ---------------------------

Title:
      ------------------------